EXHIBIT 5.1 LEGAL OPINION

Joseph R. Sanchez, Esq.
ATTORNEY AND COUNSELOR AT LAW
295 NORTHERN BOULEVARD
SUITE 301
GREAT NECK, NEW YORK 11021	ADMITTED IN
---	NEW YORK
(516) 417-8525	MAINE
FACSIMILE (516) 977-3020	OREGON
email: law@josephsanchez.com

April 1, 2014

Board of Directors
Hispanica International Delights of America, Inc.
1311 Jackson Avenue, Suite 5D
Long Island City, NY 11101

Re:           Amended Registration Statement on Form S-1/A filed April 11, 2014 for Hispanica International Delights of America, Inc.

Ladies and Gentlemen:

I have acted as counsel to Hispanica International Delights of America, Inc. (the "Company") in connection with the registration of with the Securities and Exchange Commission on Form S-1/A of 2,000,000 shares of the Company's common stock, par value $0.001 (the "Shares").  In connection with this registration, I have reviewed the proceedings of the Board of Directors of the Company relating to the registration and the issuance of the Shares including the issuance of the preferred shares, the Company's Articles of Incorporation and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as I have deemed necessary to render the following opinion.

Counsel's opinion is based on review of the applicable statutory provisions, the rules and regulations underlying those provisions, and the applicable judicial and regulatory determinations of the state of Delaware.

In connection with this opinion, I have: (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company, as I have deemed necessary or appropriate for the purposes of this opinion. In all such examinations, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to me as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, I have relied upon, and assume the accuracy of, representations and warranties contained in the documents and certificates and oral or written statements and other information of or from representatives of the Company and others and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, in accordance with Delaware law including the statutory provisions, and reported judicial decisions interpreting those laws, it is my opinion that the Shares issued, both common and preferred,  are duly authorized, legally issued, fully paid, and nonassessable, and the 2,000,000 shares the company seeks to sell will be, once they are sold, legally issued, fully paid, and non-assessable.

I do not find it necessary for the purposes of this opinion to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

I assume no obligation to supplement this letter if any applicable laws change afterthe date the registration statement becomes effective or if I become aware of any facts that might change the opinions expressed herein after the date the registration statement becomes effective.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption Legal Matters in the Registration Statement. In giving this consent, I do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Sincerely,

/s/ Joseph Sanchez
Joseph Sanchez. Esquire